Exhibit (h)(4)
AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION
     This Agreement (this “Agreement”) made as of the 1st day of July, 2010, by and between THE BANK OF NEW YORK MELLON, a New York state-chartered bank, successor by operation of law to Mellon Bank, N.A. (the “Lending Agent”) and BB&T VARIABLE INSURANCE FUNDS, a Massachusetts business trust (the “Client”), for and on behalf of each of the funds identified on Exhibit A hereto, as amended, modified or supplemented from time to time (each a “Fund” and collectively the “Funds”).
WITNESSETH:
     WHEREAS, the Client has deposited certain securities for safekeeping on behalf each of the Funds in an account or accounts maintained with U.S. Bank, National Association (the “Custodian”); and
     WHEREAS, the Client has instructed the Custodian to establish a separate account or accounts for each Fund (as designated on Exhibit A hereto, hereinafter collectively the “Account”) on its books and records and to maintain each such separate Account in a manner so as to enable the Custodian to account for such Account and transactions with respect thereto separately from each Fund’s other securities and assets; and
     WHEREAS, Mellon Bank, N.A. and the Client (for and on behalf of the Funds) have entered into a certain Securities Lending Authorization dated as of June 5, 2008 (as amended, from time to time, the “Original Agreement”); and
     WHEREAS, The Bank of New York Mellon has succeeded by operation of law to all right, title and interest of Mellon Bank, N.A., in, to and under the Original Agreement; and
     WHEREAS, the Client, having determined that such loan transactions continue to be suitable for, and that each Fund has the financial resources for such transactions, desires to continue to authorize the Lending Agent to establish, manage and administer a Securities Lending Program in accordance with the provisions hereof (the “Program”) with respect to the lendable securities of each Fund held in such respective Account; and
     WHEREAS, the Lending Agent is willing to lend securities held in such Account from time to time on behalf of the each Fund; and

     WHEREAS, the Client and the Lending Agent desire to amend the Original Agreement in certain respects as hereinafter set forth and to otherwise restate the Original Agreement in its entirety.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Appointment of Lending Agent. The Client hereby authorizes and appoints the Lending Agent, as the exclusive agent for each Fund to lend U.S. Securities and Foreign Securities (each as hereinafter defined) held by each such Fund to such borrowers as may be selected by the Lending Agent and approved in writing by the Client, for the Program (each a “Borrower”). An entity shall cease to be a Borrower for all purposes upon delivery by Client to Lending Agent of a notice to that effect. In addition, Lending Agent may terminate a Borrower’s status as such at any time. The Lending Agent shall provide the Client with a list of the Borrowers in the Program on at least a quarterly basis; provided, however, that any changes in the status of Borrowers shall be reflected on a revised list of Borrowers which will be provided by Lending Agent to Client promptly upon request. Exhibit B attached hereto lists the Borrowers in the Program as of the date hereof. Lending Agent shall use reasonable efforts to monitor the financial condition of each Borrower.
     The Client hereby acknowledges that it is independent of the Lending Agent and that it has authority to execute this Agreement. For purposes hereof and unless otherwise specified by the Lending Agent, (i) “U.S. Securities” shall mean securities which are cleared and principally settled in the United States; and (ii) “Foreign Securities” shall mean securities which are cleared and principally settled outside of the United States.
     If required to prevent self-dealing or any other transaction prohibited by law, rule or regulation applicable to the Client or a Fund, the Client agrees to identify for the Lending Agent those persons who exercise investment discretion or render investment advice with respect to securities of any Fund which are available for the Program who (or whose affiliates) are Borrowers under the Program and the Lending Agent shall refrain from lending the securities of such Fund to any Borrower so identified. The Client also agrees to notify the Lending Agent promptly in writing of all future appointments and terminations regarding such persons.
     2. Conduct of Program. The Lending Agent shall have responsibility for entering into loans pursuant to the Borrower Agreement (as defined below) and for collecting all required collateral, whether in the form of U.S. Dollar cash, securities issued or guaranteed by the United States Government or its agencies or instrumentalities, irrevocable letters of credit issued by banks independent of the Borrowers or such other forms as may be agreed upon by the Lending Agent and the Client from time to time (“Collateral”). Each loan of a Fund’s securities shall be made pursuant to a written agreement between the Lending Agent (or an affiliate of the Lending Agent) and the Borrower substantially in the form of the Lending Agent’s standard form(s) of Securities Borrowing

Agreement as in effect from time to time copies of which will be provided to Client promptly upon request (the “Borrower Agreement”). The Lending Agent represents and warrants that the substantive provisions of each of the Borrower Agreements are consistent in all respects with the requirements of this Agreement. The Client acknowledges and agrees and that the non-material provisions of any Borrower Agreement may differ from the Lending Agent’s then current master form of Borrower Agreement as a result of the customary negotiation process between the Lending Agent and the Borrowers, provided, however, that Lending Agent shall not amend or modify any Borrower Agreement or any of its current master forms of Borrower Agreement in any manner which is inconsistent with the provisions of this Agreement or otherwise materially adverse to Client without the prior written consent of the Client and provided, further that the terms of any such Borrower Agreement (i) do not purport to create any obligation on behalf of Client or any Fund, in respect of any indemnification provision or otherwise, other than the obligation to return Collateral provided under such agreement, to pay any rebate and/or to make any in-lieu-of payment in respect of such Collateral, (ii) do not make Client or any Fund liable for the obligations of any other person nor grant a security interest in or pledge of any assets of Client or any Fund to secure or otherwise support the obligations of any other such person, (iii) require that each loan thereunder be fully collateralized at all times, (iv) provide for the return to Client or the Fund of the loaned securities or securities identical in all material respects to the loaned securities, (v) provide for each loan thereunder to be terminable by the Lending Agent in the normal and customary settlement time for such securities transactions; and (vi) are otherwise consistent with the terms of this Agreement and applicable law. Copies of such agreements will be made available to Client upon request. The Lending Agent shall not amend or modify such form(s) of Borrower Agreement in any manner which is inconsistent with the provisions of this Agreement without the prior written consent of the Client.
     If the Borrower is required to make a payment (a “Borrower Payment”) with respect to any distributions on loaned securities, and the Borrower is required by law to collect or remit any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower payment (a “Tax”), then the Borrower shall be required by the Lending Agent, in connection with the loan of U.S. Securities or Foreign Securities, as the case may be, in question, to pay such additional amounts as may be necessary in order that the net amount of the Borrower’s payment received by Fund for whose account such loan has been made, after payment of such Tax, equals the net amount of the distribution that would have been received if such distribution had been paid directly to such Fund.
     In the event that a Borrower assigns any loan to any person or entity that is not a Borrower, Lending Agent will terminate the loan immediately. In the event that a Borrower assigns a Borrower Agreement to any person or entity that is not itself a Borrower, Bank will immediately terminate all loans outstanding under such Borrower Agreement.

     Client may, in its sole and absolute discretion, by written notice to Lending Agent, (i) restrict the loan of one or more securities held by Lending Agent on behalf of one or more Funds; and/or (ii) restrict one or more Borrowers from borrowing securities from one or more Funds.
     The Lending Agent shall have authority to do or cause to be done all acts by and on behalf of the Funds as it shall determine to be desirable, necessary or appropriate to implement and administer the Program, subject to such restrictions as set forth elsewhere in this Agreement. The Lending Agent agrees to conduct the Program in accordance with all applicable laws and regulations. Without limiting the generality of the foregoing, in connection with the administration of the Program and in order to facilitate the approval of loan transactions by and on behalf of each Borrower, the Lending Agent is specifically authorized to disclose to each Borrower, the identity of the Client and the Funds as well as certain other information specific to the Funds including, without limitation, business address, U.S. Tax Identification Number, aggregate lendable assets, capitalization, total assets of the Funds held with the Lending Agent and/or net asset value. Any disclosure by the Lending Agent of Client or Fund-specific information of the type specified in the preceding sentence shall be made by the Lending Agent subject to the confidentiality agreement of the Borrower receiving such information in such form and substance as the Lending Agent shall reasonably and in good faith determine to be appropriate and as otherwise consistent with industry practice. The Lending Agent covenants and agrees that it shall undertake periodic credit reviews of Borrowers and establish credit limits applicable thereto in accordance with its established credit policies and procedures and otherwise consistent with safe and sound banking practices.
          This Agreement shall be deemed to create a separate agreement for each Fund to the same extent as though each such Fund had separately executed an identical agreement. Any reference to a Fund in this Agreement shall be deemed to refer solely and exclusively to a particular Fund to which a given lending transaction under this Agreement relates. The rights and obligations of each Fund pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Fund pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Fund shall not create any right or obligation with respect to any other Fund; (b) neither the Lending Agent nor any Borrower shall have any right to set off any claims of or against a Fund by applying property or rights of any other Fund, or series thereof, and (c) no Fund, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Fund or series thereof.
     3. Collateral/Marking to Market. Concurrently with the delivery of a Fund’s securities to a Borrower, the Lending Agent shall obtain from such Borrower Collateral in an amount equal, as of such date, to the Required Percentage, of the market value of any securities loaned, including any accrued interest. For purposes hereof, “Required Percentage” shall mean (i) 102% with respect to U.S. Securities; (ii) 105% with respect to Foreign Securities except in the case of loans of Foreign

Securities which are denominated and payable in US Dollars, in which event the “Required Percentage” shall be 102% and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.
     The Collateral shall be marked-to-marked each business day. If at the close of trading on any business day, the market value of the Collateral previously delivered by the Borrower and held in connection with loans of a Fund’s Securities is less than the Minimum Percentage of the market value of such loaned securities as of such business day, the Lending Agent shall require that the Borrower deliver an amount of additional Collateral by the close of the next business day sufficient to cause the market value of all Collateral delivered in connection with such loan to equal not less than the Required Percentage of the market value of such loaned securities, including accrued interest. For purposes hereof, “market value” of cash Collateral means the value of any cash Collateral as of the time of receipt thereof by the Lending Agent, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by the Lending Agent pursuant to Section 4 below. For purposes hereof, “Minimum Percentage” shall mean 100% or such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.
     3A. Custody of Client’s Securities. (a) The Client hereby appoints the Lending Agent as custodian for any securities of the Funds which are delivered to, and/or held by, the Lending Agent for the purpose of executing a loan of such securities by the Lending Agent or otherwise in connection with the conduct of the Program by the Lending Agent in accordance with this Agreement (hereinafter “Program Securities”). The Lending Agent shall have no responsibility for any securities of any Fund held by the Custodian until such securities are, in fact, received by the Lending Agent or its agents or subcustodians.
     (b) As custodian for the Program Securities, the Lending Agent shall have and exercise the power and authority to:
          (i) appoint sub-custodians (including a corporate affiliates of the Lending Agent) domestic or foreign, as to part or all of the Program Securities; and
          (ii) hold Program Securities in nominee name, in bearer form or in book entry form in a clearinghouse corporation or in a depository, so long as the Lending Agent’s records clearly indicate that the assets held are a part of the applicable Fund’s account maintained with the Lending Agent.
     (c) The Lending Agent may, and shall cause its agents or subcustodians to, hold the Program Securities in safekeeping facilities of the Lending Agent or of other custodian banks or clearing corporations, in the United States or elsewhere.

     (d) In performing its custodial duties under this Agreement, the Lending Agent shall exercise the same care and diligence that it would devote to its own property in like circumstances. The custodial duties of the Lending Agent shall only be those necessary for the administration of the Program as contemplated by this Agreement. The Lending Agent shall not be liable for any act or omission of the Custodian or any other third party appointed or engaged by the Client, or the Custodian in carrying out any responsibility imposed upon such person.
     4. Collateral Investment. (a) The Lending Agent is hereby authorized to invest and reinvest, on behalf of each Fund, any and all cash Collateral as agreed upon by the Lending Agent and the Client and as set forth in Exhibit C hereto. The assets of any collective investment vehicle used for the investment of the Funds’ cash Collateral pursuant hereto as identified in Exhibit C shall be invested and reinvested in accordance with the investment guidelines established for such collective investment vehicle, a copy of which guidelines have been provided to the Client (the “Investment Guidelines”), which Investment Guidelines shall not be revised or substituted upon less than thirty (30) days prior notice to the Client. In order to facilitate the investment of cash Collateral on behalf of the Funds in a collective investment vehicle, the Client shall, at the request of the Lending Agent, execute on behalf of each Fund and deliver to the Lending Agent, a Subscription Agreement and/or Substitute form W-9 in such form as may be prescribed by the applicable collective investment vehicle from time to time.
          (b) All Collateral (and investments and uninvestested proceeds thereof ) received or held by the Lending Agent for any Fund pursuant thereto shall be held in a segregated securities lending collateral account for such Fund pursuant hereto, and shall be segregated on the books and records of the Lending Agent from all property of the Lending Agent or held by the Lending Agent for other clients, funds or third parties. The Lending Agent shall not assign, re-lend, hypothecate, pledge, dispose of or otherwise grant to any third party a security interest in any Collateral held by the Lending Agent for the account of any Fund.
     5. Allocation of Lending Opportunities. The Client acknowledges that the Lending Agent has been appointed Lending Agent by other clients on behalf of other funds and that the Lending Agent will allocate securities loan opportunities among its securities lending clients for which it serves as Lending Agent, including the Funds, by such equitable methods as the Lending Agent reasonably deems appropriate and otherwise in accordance with applicable law and regulation including, without limitation Banking Circular 196 of the Office of the Comptroller of the Currency. While the Lending Agent will make reasonable efforts to lend each Fund’s securities, nothing in this Agreement shall be deemed to impose upon the Lending Agent any obligation, in the event it makes a loan of another securities lending client’s securities, to make a loan of any Fund’s securities, whether or not such loan could have been made in accordance with this Agreement, and whether or not the Lending Agent has made fewer or more loans for any other securities lending client or other Fund than for any Fund. Lending Agent does not represent or warrant that any amount or percentage of any Fund’s securities will, in fact, be loaned.

     6. Rights of Borrower in Respect of the Securities. (a) Until such time as a loan of securities is terminated and such securities are returned to the Lending Agent, a Borrower shall have all incidents of ownership of the securities loaned, including, but not limited to, the right to transfer the securities to others; provided, however, that Borrower will be obligated to the Lending Agent with respect to all distributions including amounts equivalent to all dividends, interest and other cash distributions pertaining to the securities. Each Fund hereby waives the right to vote any voting securities loaned to a Borrower or participate in any dividend reinvestment program during the term of any such loan.
          (b) The Lending Agent shall collect for, and credit to, the account of the Fund from whose account a particular loan is made (the “Effected Fund”), all distributions in respect of such loaned securities including amounts equivalent to all interest, dividends or other cash distributions paid with respect to securities loaned to Borrowers on behalf of such Fund (“In Lieu of Distributions”), subject to any necessary costs (other than any Tax). Unless otherwise agreed, In Lieu of Distributions paid on loaned securities shall be credited to the Account of the Fund in the currency in which such distributions are paid on the business day on which they are received from the Borrower, unless Lending Agent reasonably determines, in accordance with procedures generally applicable to its institutional accounts, that the distribution is received by Lending Agent at a time when it is impracticable to credit such distribution to the Fund on the date of receipt, in which event it will be credited to the account of the Fund on the next following business day.
          (c) The Client and the Funds acknowledge that the tax treatment of In-Lieu-of Distributions may differ from the tax treatment of the interest or dividend to which such payment relates and that the Client, on behalf of the Funds, has made its own determination as to the tax treatment of any securities loan transaction undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder.
     7. Remedies for Failure to Deliver Securities. (a) In the event that any loan made pursuant to this Agreement is terminated and the loaned securities, or any portion thereof, shall not have been returned to the Effected Fund for any reason (including, without limitation, the insolvency or bankruptcy of the Borrower) within the time specified by the applicable securities Borrower Agreement, the Lending Agent, at its expense and subject to (b) below shall (i) promptly replace the loaned securities, or any portion thereof, not so returned with other securities of the same issuer, class, and denomination and with the same dividend rights and other economic benefits as such securities possessed at the close of business on the date as of which the loaned securities should have been returned, or (ii) if it is unable to purchase such securities on the open market, within a commercially reasonable time credit the Effected Fund with the market value of such unreturned loaned securities, such market value to be determined as of the close of business on the date on which the loaned securities should have been returned. Until such time as the actions in clauses (i) or (ii) have been consummated, any dividends or interest which have accrued on the loaned securities, whether or not received from the Borrower, shall be credited by the Lending Agent to the Effected Fund.

          (b) The Client and the Funds shall have, as to the Collateral, all of the rights and remedies of a secured party under applicable law. In the event that the Lending Agent should be required to make any payment or incur any loss or expense in connection with any securities loaned pursuant to (a) above, the Lending Agent shall, to the extent of any such payment and/or loss or expense, be subrogated and succeed to all such rights and remedies of the Client and/or the Effected Fund against the Borrower under the applicable Borrower Agreement and to the collateral securing the Borrower’s obligations to the Lending Agent under such Borrower Agreement. If for any reason the Lending Agent cannot assert any such rights and remedies against the Borrower and/or its successors and assigns in its own right, the Client and/or the Effected Fund shall, at the expense of the Lending Agent, file and prosecute such complaints and lawsuits and take such action as the Lending Agent may reasonably request in connection with the recovery of any such deficiency and shall otherwise cooperate with the Lending Agent in any such litigation.
     The Client acknowledges that, notwithstanding any other provision herein to the contrary, in the event of the default of a Borrower, the provisions of the Securities Investor Protection Act of 1970 may not protect the Funds with respect to certain loan transactions.
     8. Risk of Loss; Indemnification.
     (a) Risk of Loss (i) In the event that the amount of earnings on invested cash Collateral (“Earnings”) is insufficient to pay the sum of (1) the entire Rebate or other amount payable to a Borrower under any loan of securities in respect of which such cash Collateral is held and (2) the amount of the Program Administration Fee established in Exhibit D hereto ((1) and (2) collectively, “Costs”) and, therefore, results in negative earnings (“Negative Earnings”), the amount of such Negative Earnings shall be at the Effected Fund’s risk and for the Effected Fund’s account except to the extent, if any, that any such Negative Earnings result from the, negligence or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines. Notwithstanding any other provision hereof, the Lending Agent shall not make any loan of a Fund’s securities pursuant hereto which, at the inception of such loan, would result in either (1) Negative Earnings: or (2) net earnings (i.e., Earnings after Costs) of less than .07% per annum of the market value of the securities on loan, in each case based upon the yield on invested cash Collateral as of the close of the business day immediately preceding the date of such loan and the proposed Rebate at the inception of such loan. For purposes of this Agreement. “Rebate” shall mean the amount payable by a Fund to a Borrower in connection with a loan at any time collateralized by cash Collateral.
          (ii) The Client acknowledges and agrees that any losses of principal from investing and reinvesting cash Collateral or any market decline in the value of any non-cash Collateral including, without limitation, the default or failure of any issuer of any letter of credit Collateral (collectively, “Principal Losses”) shall be at the Effected Fund’s risk and for the Effected Fund’s account except to the extent, if any, that any such Principal Losses result from the negligence, bad faith or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines.

          (iii) If, at any time upon the return of loaned securities by a Borrower, the Collateral held in respect of such loaned securities is insufficient to satisfy the obligation to return the full amount owed to such Borrower (a “Collateral Insufficiency”), the Effected Fund shall be solely responsible for such shortfall except to the extent, if any, that any such Collateral Insufficiency results from the negligence, bad faith or willful misconduct of the Lending Agent, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines.
          (iii) In the event the Lending Agent is unable to obtain the amount of any Negative Earnings, Principal Losses or any Collateral Insufficiency for which the Effected Fund is responsible pursuant to (i) (ii) or (iii) above from revenues derived from such Fund’s securities lending activities, the Client hereby agrees to pay, or cause the Effected Fund to pay, such amounts promptly upon receipt of Lending Agent’s statement.
     (b) Standard of Care/Limitation of Liability. (i) The Lending Agent shall perform its obligations under this Agreement with the care, skill, prudence, and diligence which, under the circumstances then prevailing, a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aim.
          (ii) Except to the extent, if any, otherwise specifically provided herein, the Lending Agent shall not be liable with respect to any losses incurred by the Client or any Fund in connection with this Agreement or the Program, except to the extent that such losses result from the Lending Agent’s negligence, bad faith or willful misconduct in its administration of the Program, or the failure of the Lending Agent to comply with the provisions of this Agreement, including the Investment Guidelines. Notwithstanding any other provision of this Agreement, under no circumstances shall either party be liable for any indirect, consequential, or special damages arising under or in connection with this Agreement.
     (c) Indemnification Subject to the other provisions of this Agreement (i) The Client and, to the extent permitted by applicable law, each Fund severally, hereby indemnify and agree to defend, hold and save harmless the Lending Agent, its officers, directors, agents and employees from any and all claims, actions, demands, lawsuits, losses or damages of any kind whatsoever arising in any way out of the performance of the Lending Agent’s duties under this Agreement, except to the extent caused by the negligence, bad faith or willful misconduct of the Lending Agent in its administration of the Program, or the failure of the Lending Agent to comply with the provisions of this Agreement including the Investment Guidelines.

     (ii) The Lending Agent hereby indemnifies and agrees to defend, and hold and save harmless the Client and the Funds from and against any and all, claims, actions, demands, lawsuits, losses and damages of any kind whatsoever arising or resulting from the negligence, bad faith or willful misconduct of the Lending Agent in its administration of the Program or the failure of the Lending Agent to comply with the provisions of this Agreement including, the Investment Guidelines.
     9. Compensation to the Lending Agent. In consideration for the securities lending services to be provided by the Lending Agent hereunder, the Lending Agent shall be entitled to compensation in accordance with the fee schedule set forth in Exhibit D attached hereto, as amended from time to time upon agreement of the parties.
     10. Reports. The Lending Agent shall make available to the Client on a monthly basis such reports as the parties may from time to time agree, to include, without limitation, information regarding any loan(s) of securities which result in Negative Earnings (as defined in Section 8 herein), including the amount of any such Negative Earnings.
     11. Assignability. The parties hereto will not assign this Agreement without first obtaining the written consent of the other party; provided, however, that any entity controlled by The Bank of New York Mellon Corporation, which shall by merger, consolidation, purchase or otherwise succeed to substantially all of the securities lending business of the Lending Agent shall, upon such succession and without any appointment or other action by the Client, be and become successor Lending Agent hereunder upon prior written notification to the Client. Notwithstanding the foregoing, the Lending Agent may utilize the services of or one or more of its affiliates as sub-agent, for the Funds to perform all or any portion of the services to be provided by the Lending Agent, provided, however, that the use of such sub-agent shall not, under any circumstances, limit the liability of the Lending Agent for the performance of its obligations hereunder and the Lending Agent shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were (and such acts or omissions shall be deemed to be) the acts or omissions of the Lending Agent. This Agreement will be binding upon, and inure to the benefit of, the respective successors or permitted assigns of the Lending Agent and the Client.
     12. Amendment and Termination. (a) The Client may, in its sole and absolute discretion, direct the Lending Agent to terminate any loan of any Fund’s securities at any time and for any reason in which event the Lending Agent shall, promptly, upon receipt of notice thereof from the Client, take all steps necessary to cause the termination of such Loan and the return of the loaned securities to such Fund’s account within the standard settlement period for such securities.
          (b) This Agreement may not be amended or modified except by written agreement duly executed by or on behalf of the parties hereto. This Agreement may be terminated at any time at the option of either party upon thirty (30) days prior written notice to the other party. In the event that this Agreement is terminated, the Lending Agent shall not make any further securities loans on behalf of the Funds after it has given or received, as the case may be, notice of such termination and shall promptly take all reasonable actions to terminate all securities loans then outstanding. The Client acknowledges that certain events, including but not limited to the Client’s termination of any loan or loans in accordance with (a) above or the termination of a Fund’s participation in the Program, certain changes to the composition of a Fund’s lendable securities, extraordinary changes in applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a security may result in a loss to the Funds. The obligations and the rights of the Client, the Funds and the Lending Agent under this Agreement with respect to any outstanding loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.
     13. Notices. Any notice, request, demand or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing unless otherwise provided herein and shall be directed, if to the Lending Agent to:
The Bank of New York Mellon
BNY Mellon Client Service Center
500 Ross Street, Suite 850
Pittsburgh, Pennsylvania 15262
Attention: Securities Lending Contract Administration Unit
and if to the Client to:
BB&T Asset Management, Inc.
434 Fayetteville Street Mall, Fifth Floor
Raleigh, North Carolina 27601
Attention: President
or otherwise in accordance with the latest unrevoked written direction from any party to the other party hereto.
     14. Force Majeure Notwithstanding anything in this Agreement to the contrary, the Lending Agent shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Funds resulting from any event beyond the reasonable control of the Lending Agent, its agents or subcustodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Funds’ assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

     15. Representations. The Client and the Lending Agent hereby each represent and warrant to the other that (i) it has full authority to enter into this Agreement upon the terms and conditions hereof; (ii) all such action has been duly authorized by all necessary proceedings on its part; and (iii) that the individual executing this Agreement on its behalf has the requisite authority to bind it (and, in the case of the Client, to bind each Fund) to this Agreement. The Client further represents and warrants that (i) the Funds may legally enter into the securities loans contemplated by this Agreement, that (ii) they will have the legal right to transfer the lendable securities in connection with such loans, and that such loans will create legal, valid and binding obligations enforceable against the Effected Fund in accordance with their terms; and (iii) the Client has received and read the following “Customer Identification Program Notice”:

CUSTOMER IDENTIFICATION PROGRAM NOTICE
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.
What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.
     16. Information/Service-Level Agreement. The Client shall instruct the Custodian to provide the Lending Agent with such periodic statements of each Account, including details of the contents thereof, as Lending Agent may reasonably request from time to time, and, absent demonstrable error, Lending Agent may rely on such information without further inquiry or review. The obligation of the Lending Agent to perform the services required by this Agreement shall be subject to the Custodian’s agreement to, and establishment of, such operational procedures and undertakings as may, in the reasonable judgment of the Lending Agent, be necessary or appropriate to facilitate and support the loan of securities and related services hereby contemplated.
     17. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties are to be governed by, the laws of the Commonwealth of Massachusetts, exclusive of its conflict of laws principles, and except insofar as the same are or may be preempted or superseded by applicable Federal law.

     18. Miscellaneous. This Agreement supersedes any other agreement between the parties covering loans of securities by the Lending Agent on behalf of the Funds. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. No single or partial waiver of any right hereunder shall preclude any other or further exercise thereof, or the exercise of any other right hereunder.
     19. Matters Relating to Client as a Massachusetts Business Trust. The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Funds created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of June 2, 2007 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Funds personally, but bind only the assets of the Funds, and all persons dealing with any series of shares of the Funds must look solely to the assets of the Funds belonging to such series for the enforcement of any claims against the Funds.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
BB&T VARIABLE INSURANCE FUNDS, a Massachusetts Business Trust

By:	/s/ Todd M. Miller
Title:	V.P. BB&T Variable Insurance Funds
THE BANK OF NEW YORK MELLON

By:	/s/ Authorized Signatory
Title:	Managing Director

EXHIBIT A
Global Securities Lending
THE ACCOUNT(S)

FUND	TAXPAYER IDENTIFICATION NUMBER
BB&T Select Equity Variable Insurance Fund	31-1512391
BB&T Special Opportunities Equity Variable Insurance Fund	20-1267880
BB&T Total Return Bond Variable Insurance Fund	20-1267915

EXHIBIT B
Global Securities Lending
Approved Borrowers
     The following is the list of Borrowers in the Program referred to in Section 1 (entitled Appointment of Lending Agent) of the Securities Lending Authorization dated July 1, 2010, by and between THE BANK OF NEW YORK MELLON as Lending Agent, and BB&T VARIABLE INSURANCE FUNDS as Client.

Domestic Broker/Dealers
1. Alpine Associates L.P.
2. Alpine Partners L.P.
3. Banc Of America Securities LLC *
4. Banca IMI Securities Corp.
5. Bank of New York Mellon
6. Barclays Capital, Inc. *
7. BMO Capital Markets Corp
8. BNP Paribas Prime Brokerage Inc.
9. BNP Paribas Securities Corp *
10. BNY Convergex Execution Solutions LLC
11. Cantor Fitzgerald & Co. *
12. CIBC World Markets Corporation
13. Citadel Securities LLC
14. Citigroup Global Markets, Inc. *
15. Credit Agricole (USA) Inc.
16. Credit Suisse Securities (USA) LLC *
17. Daiwa Securities America, Inc. *
18. Deutsche Bank Securities, Inc. *
19. Dresdner Kleinwort Securities LLC
20. First Clearing, LLC
21. Fortis Securities LLC
22. FTN Financial Capital Markets
23. Goldman, Sachs & Company *
24. HBK Global Securities L.P.
25. HSBC Securities (USA) Inc. *
26. ING Financial Markets LLC.
27. Janney Montgomery Scott LLC
28. Jefferies and Co., Inc. *
29. J.P. Morgan Clearing Corp.
30. J.P. Morgan Securities, Inc. *
31. KDC Merger Arbitrage Fund L.P.
32. Knight Clearing Services LLC
33. Lazard Capital Markets, LLC
34. Maple Securities USA Inc.
35. Merrill Lynch, Pierce, Fenner & Smith, Inc.
36. MF Global Securities Inc.
37. Mitsubishi UFI Securities (USA)
38. Mizuho Securities (USA) Inc. *
39. Morgan Stanley & Co., Inc. *
40. MS Securities Services, Inc.
41. National Financial Services LLC
42. Natixis Securities North America Inc.
43. NewEdge USA, LLC
44. Nomura Securities International, Inc. *
45. Pershing LLC
46. Raymond James & Associates
47. RBC Capital Markets Corp.
48. RBC Dominion Securities Inc.
49. RBS Securities Corp. *
50. Scotia Capital (USA) Inc.

Other Domestic
51. SG Americas Securities, LLC
52. South Street Securities LLC
53. State Street Bank and Trust
54. TD Securities (USA) LLC
55. Timber Hill LLC
56. UBS Securities LLC *
57. Wachovia Bank National Association
58. Wells Fargo Securities, LLC

International Brokers & Banks
59. Banc of America Securities Ltd.
60. Bank of Scotland PLC
61. Barclays Bank, PLC
62. Barclays Capital Securities Ltd.
63. BNP Paribas
64. BNP Paribas Arbitrage
65. Cater Allen International Ltd.
66. Citigroup Global Markets Ltd
67. Commerzbank AG
68. Credit Suisse Securities (Europe), Ltd.
69. Deutsche Bank, AG
70. Fortis Bank (Nederlands) N.V.
71. Fortis Global Arbitrage HK
72. Fortis GMK UK Ltd.
73. Goldman Sachs International
74. HSBC Bank PLC
75. HSBC France
76. ING Bank, N.V.
77. J.P. Morgan Markets Ltd.
78. J.P. Morgan Securities, Ltd.
79. Macquarie Bank Ltd.
80. Merrill Lynch International
81. MF Global (UK) Ltd.
82. Mitsubishi UFJ Securities International PLC
83. Morgan Stanley & Co. International, PLC
84. Morgan Stanley Securities, Ltd
85. Natixis
86. Nomura International PLC
87. Royal Bank of Canada Europe Ltd.
88. The Royal Bank of Scotland N.V. **
89. The Royal Bank of Scotland N.V., New York Branch**
90. The Royal Bank of Scotland PLC
91. Skandinaviska Enskilda Banken AB
92. Societe Generale **
93. Societe Generale, New York Branch **
94. UBS AG

* Denotes Primary US Government Securities Dealer
** Treated as single entity for credit & processing purposes.

(Rev. 5/3/2010)

EXHIBIT C
to
SECURITIES LENDING AUTHORIZATION AGREEMENT
dated July 1, 2010
by and between
THE BANK OF NEW YORK MELLON, as Lending Agent, and BB&T VARIABLE INSURANCE FUNDS, the Client, on
behalf of various Funds identified therein (the “Agreement”)
SECURITIES LENDING
INVESTMENT POLICY AND GUIDELINES SEPARATE ACCOUNT
In accordance with Section 4 of the Agreement, the Lending Agent shall cause all cash Collateral to be invested on behalf of the Funds in the following:
BNY INSTITUTIONAL CASH RESERVES FUND a series of the BNY INSTITUTIONAL CASH RESERVES TRUST
In no circumstances shall cash Collateral be (i) directly invested in securities issued by entities that are deemed to be an “affiliate” of the Funds, or (ii) knowingly invested in such securities indirectly. A list of such entities will be provided to the Lending Agent from time to time and promptly upon request by the Lending Agent.

EXHIBIT D
to
SECURITIES LENDING AUTHORIZATION AGREEMENT
dated July 1, 2010
by and between
THE BANK OF NEW YORK MELLON., as Lending Agent, and BB&T VARIABLE INSURANCE FUNDS, the Client, on
behalf of various Funds identified therein (the “Agreement”)
Securities Lending Fee Schedule
In consideration for the securities lending services to be provided by the Lending Agent hereunder, the Lending Agent shall be entitled to, and Client agrees to pay to the Lending Agent (or cause each Fund to pay to the Lending Agent), a monthly Program administration fee (the “Program Administration Fee”) in an amount equal to .014% per annum of the average daily market value of the securities of each Fund on loan from time to time during each such month pursuant hereto. The Program Administration Fee shall be payable monthly provided, however, that the Lending Agent may, but shall not be obligated to, charge such compensation against, and collect and or retain such compensation from, the net securities lending revenue generated pursuant to this Agreement
For purposes hereof,
     (i) “net securities lending revenue” shall mean (i) all Securities Loan Fees; plus (ii) all Proceeds and earnings from the investment and reinvestment of cash Collateral minus Rebates paid by a Fund to the Borrower in respect of loans.
     (ii) “Proceeds” shall mean any interest, dividends and other payments and distributions received by Lending Agent in respect of cash Collateral and investments of cash Collateral.
     (iii) “Rebate” shall mean the amount payable by a Fund to a Borrower in connection with loans at any time collateralized by cash Collateral.
     (iii) “Securities Loan Fee” shall mean the amount payable by a Borrower to the Lending Agent pursuant to the Borrowing Agreement in connection with loans of a Fund’s securities collateralized by Collateral other than cash Collateral.
The fees paid to the Lending Agent hereunder are solely in consideration of securities lending services rendered by the Lending Agent and are in addition to any other fees or compensation to which the Lending Agent (or any affiliate of the Lending Agent) may be entitled for services rendered for the Client or the Funds under other agreements.